10990 Roe Avenue
Overland Park, KS 66211-1213
(913) 696-6100
(913) 696-6116 FAX
N E W S R E L E A S E
Y E L L O W C O R P O R A T I O N

November 25, 2003

For Immediate Release

YELLOW AND ROADWAY ANNOUNCE CASH ELECTION DEADLINE OF DECEMBER 5

OVERLAND PARK, KAN.—Yellow Corporation (NASDAQ: YELL) (Yellow) and Roadway Corporation (NASDAQ: ROAD) (Roadway) announced today the cash election deadline, related to the pending acquisition of Roadway by Yellow, of December 5, 2003. Any Roadway stockholder who wishes to make an election to receive merger consideration in cash, or a combination of cash and stock, must submit an election form in accordance with the instructions contained in the joint proxy statement/prospectus dated October 17, 2003. The election form must be received by the exchange agent no later than 5:00 p.m., New York, New York time, on December 5, 2003 (“the cash election deadline”).

The pending acquisition of Roadway by Yellow is expected to close on December 11, 2003. This closing date and the cash election deadline assume that stockholders of both companies approve merger-related matters at the special stockholders’ meetings on December 9, 2003, and that all other conditions to the merger will be satisfied at the closing.

All cash and stock elections are subject to allocation and proration adjustments as described in the joint proxy statement/prospectus.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “will,” “look forward to” and similar expressions are intended to identify forward-looking statements.

Yellow Corporation, a Fortune 500 company, is a holding company that through wholly-owned operating subsidiaries offers its customers a wide range of asset and non-asset-based transportation services integrated by technology. Its largest subsidiary, Yellow Transportation, offers a full range of regional, national and international services for the movement of industrial, commercial and retail goods. Meridian IQ is a non-asset global transportation management company that plans and coordinates the movement of goods worldwide. Yellow Technologies provides innovative technology solutions and services exclusively for Yellow Corporation companies. Headquartered in Overland Park, Kansas, Yellow Corporation employs approximately 23,000 people.

Roadway Corporation, a Fortune 500 company included in the Dow Jones Transportation Average, is a holding company that through wholly-owned operating subsidiaries offers its customers a wide range of asset and non-asset-based transportation services. Its principal subsidiaries include Roadway Express and Roadway Next Day Corporation. Roadway Express is a leading transporter of industrial, commercial and retail goods in the two- to five-day regional and long-haul markets. Roadway Next Day Corporation is focused on business opportunities in the shorter-haul regional and next day markets. Headquartered in Akron, Ohio, Roadway Corporation employs approximately 27,000 people.

Analyst Contact: Stephen Bruffett
Yellow Corporation
913-696-6108
steve.bruffett@yellowcorp.com

Media Contact: Suzanne Dawson
Linden Alschuler & Kaplan
212-329-1420
sdawson@lakpr.com